As filed with the Securities and Exchange Commission on May 10, 2002

Registration No. 333-_____________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CANDLEWOOD HOTEL COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	48-1188025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8621 East 21st Street North, Suite 200
Wichita, Kansas 67206

(Address of Principal Executive Offices including Zip Code)

1996 EQUITY PARTICIPATION PLAN
OF CANDLEWOOD HOTEL COMPANY, INC.
(Full Title of Plan)

Warren D. Fix	Copy to:
Executive Vice President, Chief Financial Officer and Secretary CANDLEWOOD HOTEL COMPANY, INC. 8621 East 21st Street North, Suite 200 Wichita, Kansas 67206 (316) 631-1300	Charles K. Ruck, Esq. LATHAM & WATKINS| 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 (714) 540-1235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum	Amount of
of Securities to	to be	Offering Price	Aggregate Offering	Registration
be Registered	Registered(1)(3)	Per Share(2)	Price	Fee

Common Stock	1,000,000	$1.81	$1,808,520	$167

(1)	The 1996 Equity Participation Plan of Candlewood Hotel Company, Inc., as amended, (the “Plan”) authorizes the issuance of 2,676,710 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Candlewood Hotel Company, Inc. (the “Company”), of which 1,000,000 shares are being registered hereunder and 1,676,710 of which have been previously registered.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and represents (a) the per share weighted average exercise price ($1.69) of previously granted options exercisable for 12,340 shares; and (b) the average ($1.81) of the high and low sales price of the Registrant’s Common Stock, as reported on the Nasdaq Stock Market on May 9, 2002 as to the 987,660 remaining shares available for future grants under the Plan.

(3)	In the event of a stock split, stock dividend, or similar transaction involving the Company’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

Proposed sale to take place as soon after the effective date of the Registration
Statement as outstanding options are exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

     The 1996 Equity Participation Plan of Candlewood Hotel Company, Inc., as amended, (the “Plan”) authorizes the issuance of 2,676,710 shares of Common Stock. By a Registration Statement on Form S-8 filed with the Commission on October 31, 1997 (Registration No. 333-39219), Candlewood Hotel Company, Inc. (the “Company”) initially registered 900,000 shares of Common Stock of the Company issuable under the Plan. By a Registration Statement on Form S-8 filed with the Commission on September 23, 1999 (Registration No. 333-87645), the Company registered 776,710 additional shares of Common Stock of the Company issuable under the Plan. Under this Registration Statement, the Company is registering an additional 1,000,000 shares of Common Stock issuable under the Plan. The contents of the two prior Registration Statements are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 5. Experts

     The consolidated financial statements and schedules of Candlewood Hotel Company, Inc. and subsidiaries appearing in Candlewood Hotel Company’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 8. Exhibits

     See Index to Exhibits on page 5.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on May 9, 2002.

CANDLEWOOD HOTEL COMPANY, INC

By:	/s/ Warren D. Fix

Warren D. Fix Executive Vice President, Chief Financial Officer and Secretary

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POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Jack P. DeBoer and Warren D. Fix as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of May 9, 2002.

Signature	Title

/s/ Jack P. DeBoer Jack P. DeBoer	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Warren D. Fix Warren D. Fix	Director, Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ James E. Roos James E. Roos	Director, President and Chief Operating Officer

/s/ Robert J. Cresci Robert J. Cresci	Director

/s/ Robert S. Morris Robert S. Morris	Director

/s/ Thomas H. Nielsen Thomas H. Nielsen	Director

/s/ Frank J. Pados, Jr. Frank J. Pados, Jr.	Director

/s/ Tony M. Salazar Tony M. Salazar	Director

/s/ Seth E. Schofield Seth E. Schofield	Director

/s/ J. Michael Issa J. Michael Issa	Director

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INDEX TO EXHIBITS

EXHIBIT		PAGE

4.1	Specimen Certificate of Common Stock	Note(1)

4.2	Form of Warrant	Note(2)

4.3	Amended and Restated Stockholders Agreement dated as of July 10, 1998	Note(3)

5.1	Opinion of Latham & Watkins	6

23.1	Consent of Latham & Watkins (included in Exhibit 5.1)	6

23.2	Consent of Ernst & Young LLP, Independent Auditors	7

24.1	Powers of Attorney	4

(1)	Incorporated by reference pursuant to Rule 12b-32 from Candlewood Hotel Company, Inc.’s Registration Statement on Form S-1 (Registration No. 333-12021).

(2)	Incorporated by reference from Candlewood Hotel Company, Inc.’s Current Report on Form 8-K/A filed August 6, 1998.

(3)	Incorporated by reference from Candlewood Hotel Company, Inc.’s Current Report on Form 8-K/A filed August 10, 1998.

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